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The Hartford Steam Boiler Inspection and Insurance Company
Consolidated Statements of Cash Flows (Unaudited)
(In  Millions)
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                                                           Six Months Ended
                                                               June 30,
                                                       ------------------------
                                                         1994            1993
                                                       --------        --------
Operating Activities:
Net income                                           $   26.2        $   19.7
Adjustments to reconcile net income to
        net cash provided by operating activities:
        Depreciation and amortization                     9.2            11.0
        Deferred income taxes                            (1.0)           (0.7)
        Realized investment gains, net of tax            (4.1)          (10.7)
        Change in:
             Insurance premiums receivable               (2.1)           (5.4)
             Engineering services receivable              6.0             0.3
             Prepaid acquisition costs                    1.1             1.6
             Reinsurance recoverable                      0.8           (21.9)
             Unearned insurance premiums                 (6.0)           (3.3)
             Claims and adjustment expenses             (18.5)           26.9
             Other                                        1.7             1.6
                                                       --------        --------
                Cash provided by operating activities    13.3            19.1
                                                       --------        --------
Investing Activities:
Fixed asset additions                                    (6.6)           (6.9)
Investments:
        Sale of short-term investments, net              18.0            16.7
        Purchase of fixed maturities                    (33.1)          (18.6)
        Proceeds from sale of fixed maturities            2.0             8.1
        Redemption of fixed maturities                    8.5             9.5
        Purchase of equity securities                   (95.0)         (260.3)
        Proceeds from sale of equity securities         133.7           259.7
                                                       --------        --------
                Cash provided by investment activities   27.5            8.2
                                                       --------        --------
Financing Activities:
Dividends paid to shareholders                          (21.8)          (22.0)
Decrease in short-term borrowings, net                   (6.5)           (3.6)
Repayment of employee stock ownership plan debt          (1.0)           (0.9)
Purchase of treasury stock                               (4.8)           (0.3)
                                                       --------        --------
                Cash used in financing activities       (34.1)          (26.8)
                                                       --------        --------
        Net increase in cash                              6.7             0.5

        Cash at beginning of period                       7.3             8.7
                                                       --------        --------
        Cash at end of period                        $   14.0        $    9.2
                                                       ========        ========
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See Notes to Consolidated Financial Statements.

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